Exhibit  23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Midland States Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-211963) on Form S-8 of Midland States Bancorp, Inc. of our report dated March 10, 2017, with respect to the consolidated balance sheets of Midland States Bancorp, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Midland States Bancorp, Inc.

/s/ KPMG LLP

St. Louis, Missouri
March 10, 2017